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                                                                     Exhibit 8.1

                                   LAW OFFICES
                               MCLEMORE & ROLLINS
                           An Association of Attorneys
                             1211 16th Avenue South
                           NASHVILLE, TENNESSEE 37212

Claiborne K. McLemore III                                      Telephone Number:
Dan E. Huffstutter                                               (615) 242-2000
Norman D. Rollins                                              Facsimile Number:
                                                                 (615) 242-2001

                                                                    July 3, 2006

Bank of the South
551 North Mt. Juliet Road
Mt. Juliet, Tennessee 37122
ATTN: David Major, Chairman

Mid-America Bancshares, Inc.
7651 Highway 70 South
Nashville, Tennessee 37221
ATTN: Gary L. Scott, Chairman

     RE: Federal Income Tax Consequences of Share Exchange Between Mid-America Bancshares, Inc., PrimeTrust Bank and Bank of the South

Ladies and Gentlemen:

I. Introduction

     The undersigned has acted as Special Counsel to Bank of the South ("BOS") in connection with the business combination transaction (the "Combination") wherein BOS and PrimeTrust Bank ("PrimeTrust") shall each become wholly-owned subsidiaries of Mid-America Bancshares, Inc. ("MBI"), pursuant to the Agreement and Plan of Reorganization and Share Exchange By and Among Mid-America Bancshares, Inc., PrimeTrust Bank and Bank of the South dated as of January 19, 2006 (the Agreement") made by and between MBI, PrimeTrust and BOS.

     At the request of BOS, the undersigned is rendering his opinion concerning certain federal income tax consequences of the Combination.

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 2


     All capitalized terms used herein without definition shall have the respective meanings assigned to them in the Agreement. All references herein to the IRC are to the United States Internal Revenue Code of 1986, as amended.

II. Overall Conclusions

     Based upon and subject to the other terms of this opinion letter, under currently applicable United States federal income tax law, it is the undersigned's opinion that the Combination will be treated as a "reorganization" within the meaning of IRC Section 368(a), that each of BOS, PrimeTrust and MBI will be deemed a "party to the reorganization" and that:

     (i) No gain will be recognized by BOS as a result of the Combination.

     (ii) No gain or loss will be recognized by the holders of BOS Common Stock upon their receipt of MBI Common Stock pursuant to the Combination.

     (iii) The aggregate tax basis of the MBI Common Stock received by a holder of BOS Common Stock pursuant to the Combination will be the same as the aggregate tax basis of the BOS Common Stock surrendered therefor.

     (iv) A holder of BOS Common Stock who perfects his/her/its dissenters' rights under Tennessee law and who receives payment in cash for the "fair value" of his/her/its BOS Common Stock will be treated as having exchanged such stock for cash in a redemption subject to IRC Section 302, and such holder of BOS Common Stock generally will recognize a capital gain or loss in such exchange equal to the difference between the cash received and the income tax basis of such stock.

     (v) The holding period of the shares of MBI Common Stock received by a holder of BOS Common Stock will include the holding period or periods of the shares of the BOS Common Stock exchanged therefor, provided that the shares of BOS Common Stock are held as a capital asset within the meaning

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 3


     of IRC Section 1221 at the Effective Time.

It should be noted that if the holders of Bank Common Stock in fact receive at least eighty percent (80%) of the outstanding MBI Common Stock pursuant to the Combination, the Combination may be characterized as a capital contribution by the Bank Shareholders to MBI and governed by the principles of IRC Section 351 (including its associated Code provisions). In such event, the undersigned's opinion of the tax consequences of the Combination to BOS and the holders of BOS Common Stock would remain the same as presented above in subparagraphs (i) through (v), inclusive.

     The foregoing opinions come as a result of the undersigned's analysis of the significant underlying federal tax issues attendant to such opinions, which are fully described below.

III. Limitations

     The undersigned offers no opinion as to the United States federal income tax consequences of the Combination to BOS stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who do not hold their BOS shares as capital assets, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold BOS Common Stock as part of a "hedge", "straddle" or "conversion transaction").

     No opinion is expressed with respect to the tax consequences of the Combination under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. Further, this opinion is limited to the Overall Conclusions specifically covered thereby, and the undersigned has not been asked to address herein, nor has the undersigned addressed herein, any other tax consequences of the Combination.

     The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 4


changed at any time with retroactive effect. The undersigned assumes no duty to update this opinion to reflect subsequent changes in applicable law that may pertain to the Combination.

IV. Factual Matters

     A. Relevant Facts.

     The undersigned has deemed to be relevant those facts which are represented are being true, accurate and correct in a certain certificate of the officer of BOS (the BOS Certificate"), in a certain certificate of the officer of PrimeTrust (the "PrimeTrust Certificate") and in a certain certificate of the officer of MBI (the "MBI Certificate") [which are each dated the date hereof]. The BOS Certificate, the PrimeTrust Certificate and the MBI Certificate are collectively referred to herein as the "Certificates". The undersigned has also deemed to be relevant those matters and representations set out in the Agreement. All of the foregoing identified facts have been considered in the rendering of this opinion and are reasonably believed by the undersigned to be accurate.

     Each of the Certificates and the Agreement is attached to this letter and is incorporated herein by reference the same as though set forth herein verbatim.

     B. Factual Assumptions.

     The undersigned has assumed that the Certificates will remain true, complete and accurate through the Effective Time.

     The undersigned has also assumed (i) the transaction contemplated by the Agreement will be consummated in accordance therewith, (ii) the Combination will be reported by BOS in a manner consistent with this opinion, and (iii) the Combination will qualify as a share exchange under the laws of the state of Tennessee.

     C. Factual Representations.

     In rendering this opinion, the undersigned has relied upon

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 5


all the factual representations, statements and findings contained in the Certificates. The undersigned has further relied upon the truthfulness of the representations contained in the Agreement.

V. Relation of Applicable Law to Relevant Facts

     To qualify as a "reorganization" (i.e., as opined in Section II above), the Combination must meet two (2) requirements: (i) it must be defined in IRC
Section 368 (a) and (ii) it must not run afoul of six (6) additional legal doctrines and requirements. What follows is a discussion of these issues (and others) as they generally relate to the Combination.

     For the below reasons, it is the undersigned's opinion that the Combination is described in IRC Section 368(a). Specifically, it is the undersigned opinion that the Combination is described in IRC Section 368(a)(1)(B), which reads as follows:

     (B) the acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation) of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation (whether or not such acquiring corporation had control immediately before the acquisition).

Under the terms of the Combination (as described in the Agreement), MBI will acquire all the voting stock of BOS in exchange for (i.e., by issuing) MBI voting stock. Simultaneously, MBI will acquire all the voting stock of PrimeTrust, also in exchange for (i.e., by issuing) MBI voting stock. The literal terms of the above quoted statute are met; there are no Treasury Regulations promulgated which contradict this interpretation.

     The fact that BOS stockholders may receive cash in lieu of fractional shares through the Combination (and are in fact

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 6


expected to do so) does not preclude the Combination from being described in IRC
Section 368(a)(1)(B). In such a defined reorganization (called by some a "B" reorganization), cash may be paid in lieu of the issuance of fractional shares without violating the "solely for voting stock requirement", provided such payment does not represent separately bargained for consideration and constitutes a mechanical rounding off of the fractions in the exchange. Rev. Rul. 66-365, 1966-2 C.B. 116, supports this position. The Agreement makes it clear that payment for fractional shares is not separately bargained for and is due to be paid only where mathematically determined.

     The fact that BOS stockholders may receive cash in lieu of stock in MBI if they "dissent" from the transaction does not preclude the Combination from being described in IRC Section 368(a)(1)(B). Stockholders may be permitted to "dissent" from the Combination under Tennessee law and in lieu of receiving stock of MBI may receive "fair value" for their shares in cash; the whole procedure is governed by Tennessee law. So long as the payment is made from BOS funds, the characterization of the Combination is not altered. Rev. Rul. 68-285, 1968-1 C.B. 147, supports this position. The express language of the Agreement provides for MBI to make the payment to any BOS stockholders who "dissent", but it does so as agent for BOS and from BOS funds. In essence, MBI acts as the paying agent for BOS, and nothing more.

     It is the undersigned's opinion that the Combination does not run afoul of the "continuity of interest" doctrine. This doctrine has developed primarily as a tool to prevent taxpayers from using the transaction forms defined in IRC
Section 368 (and garnering the tax consequences applicable to such transactions) when, in substance, they seek to dispose of their economic interest in the business. This doctrine has two (2) prongs. The first prong is a qualitative test. It examines the nature of the consideration being received by the exchanging shareholders. So long as they receive ownership interests, the test is satisfied. In this case, the BOS shareholders are exchanging their voting stock in BOS for voting stock in MBI. All precedent states that is sufficient to vest the BOS shareholders with sufficient economic interest in the resulting entity to satisfy this prong. The second prong is a quantitative test. It speaks to the

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 7


percentage of equity interests received by the exchanging shareholders as compared to the other non-equity consideration interests received by the exchanging shareholders. Here the only consideration being delivered to the BOS shareholders is the stock of MBI. This second prong is satisfied; there is no non-equity consideration contemplated.

     It is the undersigned' opinion that the "step transaction" doctrine has not been violated so as to preclude the Combination from being considered as a "reorganization". The "step transaction" doctrine is a judicially created doctrine that assimilates together multiple steps (or actions) into a single transaction if the different steps (or actions) are in substance integrated, interdependent and focused toward a particular end result. In the Combination, there are no steps outside the confines of the Agreement which bear on the Combination. There are no binding commitments on the part of BOS, PrimeTrust or MBI to take further steps beyond the consummation of the Combination which would modify the corporate structure achieved by the Combination. The Combination has its own independent economic significance. The Combination is an end in and of itself; there is no other goal; the Certificates are clear on this point.

     It is the undersigned's opinion that the "business purpose" requirement is satisfied by the Combination. This requirements is enunciated in the Treasury Regulations issued under IRC Section 368. Treasury Regulation 1.368-2(g) states that the transaction, in order to qualify as a "reorganization",:

     ...must be undertaken for reasons germane to the continuation of the business of a corporation a party to the reorganization.

This is in contradistinction to business purposes of shareholders of the corporation. As a result of the Combination, BOS will become a larger banking entity and thereby able to continue to retain its customers against the advances of other banking service providers claiming advantages from their size. The enlargement of BOS should also allow it cost saving from economies of scale. The larger geographical presence in middle

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 8


Tennessee will assist in enhancing the growth of BOS. These business advantages should allow BOS to continue to succeed. This being the purpose of the Combination, the "business purpose" requirement is satisfied.

     It is the undersigned's opinion that the "continuity of business enterprise" requirement is satisfied by the Combination. This requirement is also set out in the Treasury Regulations issued under the authority of IRC
Section 368. Treasury Regulation 1.368-1(c) states that the:

     ...transaction must be an ordinary and necessary incident of the conduct of the enterprise and must provide for a continuation of the enterprise.

As defined and interpreted, this above cited regulation has two (2) prongs. The first examines whether the transaction being considered is somehow tied to the conduct of the business, as contrasted with being tied to some other matter. The Combination is intended to assist the business of BOS and allow it to more effectively, and more profitably, compete as a banking institution in Tennessee, so this prong is met. The second prong examines whether the transaction will render continuation of the corporation's business impossible. Under the Combination, the business of BOS will not be impaired in any way, but will be enhanced. The Combination assumes the continuation of the BOS business; in fact, there would be little or no economic incentive to perform it, if BOS's business did not continue.

     It is the undersigned's opinion that the "plan of reorganization" requirement is satisfied by the Agreement. There must be a written embodiment of the transaction, adopted by all the corporate parties, executed by responsible officers and made to appear upon the official records of the corporation. Simply put, a "reorganization" cannot be conducted on a purely oral basis. The Agreement, with its almost fifty (50) pages of terms and conditions, coupled with all the regulatory filings and other documentation associated with the Agreement, suffices.

     It is the undersigned's opinion that the "investment company limitations" doctrine is satisfied. This doctrine which limits

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 9


the ability of investment companies to participate in "reorganizations" is satisfied. The doctrine specifies that a "reorganization" does not include a transaction involving two (2) or more "investment companies" if at least one of them is considered undiversified. An "investment company" is one of those entities described in IRC Section 368(a)(2)(F). An "investment company" is considered undiversified if more than twenty-five percent (25%) of the value of its assets consists of stock or securities of any one issuer or more than fifty percent (50%) of the value of its assets consists of stock or securities of five or fewer issuers. The Certificates make it clear that BOS, PrimeTrust and MBI are not "investment companies", making this doctrine inapplicable.

     It is the undersigned's opinion that the specific tax consequences attendant to the Combination are controlled by IRC Sections 354 - 362, inclusive, and IRC Section 381. These are the provisions that apply to any transaction that meets the criteria to be a "reorganization". These statutes impose three (3) further statutory requirements.

     The first of these further requirements is the "party to a reorganization" requirement. In other words, the tax consequences of these statutes are applicable to a corporation (and its shareholders) only if the corporation is a "party to a reorganization". This requirement is considered as met when the corporation is a party to the reorganization plan document and its shareholders are the persons who exchange shares. BOS, PrimeTrust and MBI are all signatories to the Agreement. The BOS shareholders are exchanging their shares of BOS voting stock for shares of MBI voting stock. Similarly, the PrimeTrust shareholders are exchanging their shares of PrimeTrust voting stock for share of MBI voting stock. With respect to MBI, a corporation which issues its stock pursuant to the transaction is also considered a "party to a reorganization". In the Combination, MBI issues its voting stock to both BOS stockholders and PrimeTrust stockholders.

     The second of these further requirements is that the exchange of shares must be pursuant to "a plan of reorganization". This is a requirement that the plan be in

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 10


writing. It is satisfied by the Agreement and its associated documents.

     The third of these further requirements is that there must be an exchange of "stock or securities". This is to be contrasted with an exchange of instruments which might be classified as debt instruments. Under the terms of the Combination, there are no significant questions presented; voting stock of BOS is to be exchanged for voting stock of MBI. There is no precedent which would characterize an exchange of voting stock as something other than an exchange of "stock or securities".

     Based on the above findings, it necessarily follows that BOS will not recognize any gain or loss from the Combination due to the application of IRS
Section 354. The statutory language of IRS Section 354 provides for this. It also provides that a BOS shareholder (other than one who is described in Section
III) who receives solely voting stock of MBI will not recognize any gain or loss on the exchange of his/her/its voting stock in BOS.

     Also, based on the foregoing findings, under IRS Section 358, the tax basis of the BOS stock exchanged for MBI stock will become the stockholder's basis in his/her/its MBI stock.

     Under IRS Section 356(a)(2), the rule is enunciated that distributions in the course of a "reorganization" that have the effect of a distribution of a dividend are taxed as a dividend. The "effect" test is measured by the principles of IRS Section 302. Under those principles, it is the undersigned's opinion that the distribution of "fair value" to BOS stockholders who "dissent" will be characterized as redemption distributions, and thereby taxed as a capital gain or loss.

     IRC Section 1223 (1) should permit each BOS stockholder to "tack" the holding period for his or her BOS stock to the holding period for the MBI stock. This means that the holding periods can be added together for the purpose of determining whether a subsequent sale or other disposition is reportable as a long-term or short-term capital gain.

     Alternately, (but not inconsistently with the foregoing),

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 11


the Combination may be found to be described in (and governed by) IRC Section
351. Under this approach, the holders of Bank Common Stock would be seen as contributing their shares of voting stock to MBI in exchange for shares of MBI voting stock. IRC Section 351 requires that the Bank Stockholders receive at least eighty percent (80%) of the outstanding MBI voting stock. Based on principles analogous to those discussed above, it is the undersigned's opinion that the same federal tax consequences identified in subparagraphs (i) through
(v), inclusive, of Section II, above, would result.

VI. Evaluation of Significant Federal Tax Issues

     In Section V, there has been presented an in-depth discussion of the significant federal tax issues underpinning the Overall Conclusions reached by the undersigned in Section II.

     The undersigned has been able to reach a favorable opinion with respect to each significant federal tax issue; that is, the undersigned has concluded that each of the significant federal tax issues will be resolved as stated above. There have been no significant relevant federal tax issues about which the undesigned has failed to, or been unable to, reach a conclusion. The undersigned has not reached any conclusions regarding the Combination which would be inapposite to the opinions expressed herein.

VII. Certain Treasury Circular 230 Requirements

     This opinion letter may be considered to be a "covered opinion" under the guidelines set out in Treasury Circular 230. This is because it is intended as a "reliance opinion". In an effort to demonstrate compliance with the requirements for a "covered opinion", the undersigned includes the following:

     A. The undersigned has used reasonable efforts to identify and ascertain the facts. This has been through several interviews with Daniel W. Small, general counsel to BOS. Mr. Small has considerable experience and is believed by the undersigned to be an excellent lawyer. Mr. Small is believed by the undersigned to be completely trustworthy. Mr. Small is aware of the importance

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 12


of providing correct and complete information to the undersigned and is further aware that if this opinion is not based on accurate information, it will not be of any value to BOS. There are no valuation issues about which an independent opinion should be obtained.

     B. This opinion is not based on any unreasonable factual assumptions or representations. The undersigned has considered the factual information presented and does not believe any of it to be unreasonable.

     C. This opinion relates the applicable law to the facts presented and does not assume (without analysis) the favorable resolution of any significant federal tax issue.

     D. This opinion evaluates all significant federal tax issues (which apply to the facts) and reaches a conclusion that the addressee will prevail on the merits with respect to each such significant federal tax issue.

     E. No consideration has been given by the undersigned to the possibility that the proposed transaction will not be questioned on audit, that the transaction will not be discovered or that the issue will be settled, if discovered.

     F. This is not a "marketed opinion," as that term is used in Treasury Circular 230.

     To the extent that any requirement of Treasury Circular 230 is not addressed directly in this letter (or is deemed subsequently not sufficiently addressed), the undersigned reserves the right to supplement this letter and provide information bearing on such requirement(s).

VIII. Closing

     The undersigned is furnishing this opinion to BOS for its reliance in connection with the satisfaction of the condition precedent contained in Paragraph 6.2(c) of the Agreement. MBI may also rely upon this opinion for its purposes in connection with performing its obligations and duties under the Agreement. Except

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Letter to Bank of the South and
   Mid-America Bancshares, Inc.
July 3, 2006
Page 13


as specified in this paragraph, this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

     The undersigned hereby consents to the reference to the firm under the heading "Legal Matters" in the Registration Statement on Form S-4 filed by MBI with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the inclusion of this opinion as Exhibit 8.1 thereto.

     Thank you for requesting this opinion. Should you have further questions, please do not hesitate to call me.

                                        Very truly yours,

                                        McLemore & Rollins,
                                        an association of lawyers


                                        By: /s/ Claiborne K. McLemore III
                                            ------------------------------------
                                            Claiborne K. McLemore III